EXHIBIT 10.37




CONFIDENTIAL

                                  June 18, 1999


Peter Lynch
Acme Markets, Inc.
75 Valley Stream Parkway
Malvern, PA 19355

     Re:  Retention Bonus and Severance Agreement and Release

Dear Peter:


This Retention Bonus and Severance Agreement and Release (the "Letter Agreement") sets forth the terms of your employment with Albertson's Inc. or one of its affiliates ("Albertson's") commencing on the date of closing of the merger involving American Stores Company ("ASC") and Albertson's. The date of closing will occur when the certificate of merger is filed with the Secretary of State of Delaware (the "Closing Date"). You are referred to in this Letter
Agreement as "you" or "the executive," and American Stores Company and Albertson's are referred to collectively as the "Company." Congratulations on your joining the Albertson's team.

     1. Duration. The term of this Letter Agreement will begin on the Closing Date and end three years later, unless sooner terminated (the "Employment Term").

     2. Title. You will be employed as Executive Vice President, Operations. You will devote your best efforts and all of your business time, attention and skill to the performance of the duties associated with this position. You will report to The Chairman and Chief Executive Officer or his/her successor. You will also perform such other duties as The Chairman and Chief Executive Officer or his/her successor may in good faith assign to you, which shall not be inconsistent with your position with Albertson's. Your principal place of employment will be Boise, ID.

     3. Compensation. Your annual base salary will be $375,000, which will be paid to you in accordance with Albertson's normal payroll procedures. You will be eligible to receive a target bonus equal to 70% of your base salary pursuant to the Albertson's, Inc. Officers' Bonus Plan in accordance with the terms and conditions of that Plan. You will be eligible to participate in the Albertson's Inc. Amended and Restated 1995 Stock-Based Incentive Plan. Stock option grants are discretionary and must be approved by the Board of Directors of Albertson's Inc. on an annual basis. Under that Plan, options are typically granted on an annual basis and vest at the rate of twenty percent per year based on continued employment with Albertson's. For illustrative purposes, a Executive Vice President may be granted an annual option target grant of approximately $2,000,000. This is the equivalent dollar amount "invested" in Albertson's stock through the plan. For example, if the stock price of Albertson's on the date of grant is $60.00, 33,334 shares would be granted ($2,000,000/$60.00 per share). For the first year of your employment, the amount of option grants are expected to be doubled (e.g., 66,667 shares assuming a $60.00 per share stock price). It is anticipated that the first stock option grants to you under the Plan will be made within thirty days following the closing of the merger. The foregoing does not obligate Albertson's to make any kind of option grant.

     4. Benefits. During your employment, you will be eligible to participate in the applicable benefit plans and programs generally made available to other Albertson's executives of similar status, primary place of employment and title to you. You recognize that these plans and programs may change at any time.

     5. Retention Bonus. You will be eligible for a retention bonus of up to $787,500 subject to the terms described below. One third of that amount (i.e., $262,500) will be paid to you only if you are employed by Albertson's on the first anniversary of the Closing Date. One third of that amount will be paid to you only if you are employed by Albertson's on the second anniversary of the Closing Date. And, one third of that amount will be paid to you only if you are employed by Albertson's on the third anniversary of the Closing Date. All such amounts will be paid as soon as reasonably practicable following the respective anniversary dates.

     6.   Termination.

               (a) If your employment is terminated by Albertson's without "Cause" (as defined below) or you terminate your employment with "Good Reason" (as defined below), Albertson's sole obligation to you hereunder shall be to pay or provide to you (i) any accrued and unpaid base salary earned through the date of termination, (ii) an amount equal to $787,500, less the amount of all payments theretofore paid to you pursuant to Section 5 hereof and (iii) for the duration of the three-year Employment Term, medical, dental and life insurance benefits as if your employment had not been terminated; provided, however, that if you become reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. You may terminate your employment for Good Reason only if you provide Albertson's written notice of such termination within ninety days of the occurrence of Good Reason.

               (b) If your employment with Albertson's terminates for "Cause" or you terminate without "Good Reason," Albertson's sole obligation to you hereunder shall be to pay to you any accrued and unpaid base salary earned through the date of termination.


F:A\forms\RetentionBonusLetter - Tier I.doc

               For purposes of this Letter Agreement "Cause" shall mean:

                    (i) Your willful and continued failure to perform substantially your duties with Albertson's (other than any such failure resulting from incapacity due to physical or mental illness) which has not been cured within thirty days after a written demand for substantial performance is delivered to you by the Chief Executive Officer of Albertson's which specifically identifies the manner in which you have not substantially performed your duties, or

                    (ii) Your  willfully  engaging  in illegal  conduct or gross misconduct which is materially and demonstrably injurious to Albertson's.

               For purposes of this provision, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Albertson's.

               For purposes of this Letter Agreement "Good Reason" shall mean:

                    (i) Your base salary is reduced below $375,000;

                    (ii) Your  duties and  responsibilities  as  Executive  Vice
               President, Operations are materially and adversely diminished, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Albertson's promptly after written notice thereof is given by you to Albertson's; or

                    (iii) You are  required to be based at a location  more than
               35 miles from the location where your employment is based pursuant to this Letter Agreement.

               (c)  The  severance  pay  and   benefits  provided  for  in  this
          Section 6 shall be in lieu of any other severance pay to which you may be entitled under any severance policy; employment agreement or other policy, plan or program with Albertson's or any of its affiliates (including, after the Closing Date, American Stores Company and its affiliates). Your entitlement to any compensation or benefits other than as provided herein shall be determined in accordance with the employee benefit plans of Albertson's as in effect from time to time and as may be modified.

               (d) Any termination by Albertson's for Cause, or by you for Good Reason, shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Letter Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Letter Agreement relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The failure by you or Albertson's to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of yours or Albertson's, respectively,


F:A\forms\RetentionBonusLetter - Tier I.doc hereunder or preclude you or Albertson's, respectively, from asserting such fact or circumstance in enforcing yours or Albertson's rights hereunder.

               (e) You may be entitled to certain "gross up" payments in connection with the merger involving Albertson's and American Stores Company as set forth in Addendum A attached hereto and incorporated herein by reference.

     7. Employment At-Will. At the end of the three year term of this Agreement, you will be employed on an at-will basis, such that you may terminate your employment at any time and Albertson's may terminate your employment at any time for any reason.

     8. Entire Agreement. This Letter Agreement sets forth the entire agreement of the parties with respect to your employment with Albertson's and any of its affiliates and the termination thereof, and supercedes any and all agreements, oral or written, with respect thereto, including, but not limited to, your Employment Agreements with American Stores Company and your participation in the American Stores Company Employee Severance Policy, in which you will cease to participate as of the Closing Date, and any offer letters or other employment terms and conditions, which are hereby superceded and rendered null and void.

     9. Effective Date. The rights and obligations of the parties under this Letter Agreement are conditioned upon the occurrence of the Closing Date. If the Closing Date does not occur, this Letter Agreement shall be null and void.

     10. Governing Law. The validity, interpretation, construction and performance of this Letter Agreement shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law.

     11. Disclosure. From and after the date of execution of this Letter Agreement, you will not disclose this Letter Agreement, or any of its contents, to any person, entity or corporation other than your spouse, immediate family, attorney, tax advisor or financial advisor. You may discuss this Letter Agreement with Executive Officers in Albertson's Human Resources or Legal departments.

     12. Taxes. All payments and benefits hereunder shall be subject to all applicable taxes required to be withheld by Albertson's pursuant to federal, state or local laws.

     13. Cooperation. In the event of your termination, for whatever reason, you shall cooperate with Albertson's and be reasonably available to Albertson's with respect to continuing and/or future matters arising out of your employment or any other relationship with Albertson's, whether such matters are business-related, legal or otherwise. You shall be compensated for such services at hourly rates approximately proportionate to your weekly salary divided by forty plus expenses. Any testimony you give must be truthful and accurate.


F:A\forms\RetentionBonusLetter - Tier I.doc

     14. Releases. Within the later of one week after the Closing Date or twenty-one days after you have been provided this Agreement for your consideration, you shall execute a General Release substantially in the form as set forth in Addendum B hereto. Additionally, as a condition to your receipt of the final installment of the retention bonus paid or payable under Section 5 and/or Section 6 of this Letter Agreement, you shall execute a General Release substantially in the form as set forth in Addendum B.

     15. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Letter Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Letter Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.

     16. Solicitation of Employees. You agree that for the one (1) year period following your termination of employment with Albertson's, you will not, either directly or indirectly, alone or in conjunction with another party, solicit, employ, or attempt to employ, any individual who on the date of termination is, or within one year prior thereto was, an employee of Albertson's.

     17. Non-Assignment. You shall not assign all or any portion of this Letter Agreement without the prior written consent of Albertson's.

     18. Modification. No provision of this Letter Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto.

     19. Full Settlement. Albertson's obligation to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Albertson's may have against you. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement and such amounts shall not be reduced whether or not you obtain other employment.

     20. Confidential Information. You shall hold in a fiduciary capacity for the benefit of Albertson's all secret or confidential information, knowledge or data relating to Albertson's, and its businesses, which shall have been obtained by you during your employment by Albertson's (including American Stores Company and any of its affiliates) and which shall not be or become public knowledge (other than by acts by you or representatives of you in violation of this Letter Agreement). After termination of your employment, you shall not, without the prior written consent of Albertson's or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Albertson's and those designated by it. In no event shall an asserted violation of the provisions of this Section 20 constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.


F:A\forms\RetentionBonusLetter - Tier I.doc

     21. Arbitration. By signing this Agreement, you agree that all claims or disputes covered by this Agreement or otherwise arising out of or relating to your employment during the term of the Agreement must be submitted to binding arbitration and that this arbitration will be the sole and exclusive remedy for resolving any such claim or dispute. This promise to resolve claims by arbitration is equally binding upon both you and Albertson's.

          Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitrator shall apply the Federal Rules of Evidence. The arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary.

          The Company shall pay the costs of arbitration and each party shall bear its own expenses; provided, that if you are the prevailing party in any such proceeding, the Company shall reimburse you for your reasonable costs and expenses, including attorney's fees, incurred in connection with such proceeding.

If you accept the terms of this Letter Agreement, please sign below in the space provided.


                                       Very truly yours,

                                       ALBERTSON'S,   INC.



                                       By:   /s/  Steven D. Young
                                           -------------------------------
                                           Name:  Steven D. Young
                                           Title: Executive Vice President



/s/  Peter L. Lynch
----------------------
Executive Signature



7/16/99
----------------------
Date












F:A\forms\RetentionBonusLetter - Tier I.doc

                                                                      Addendum A

                   Certain Additional Payments by the Company

          (a) Anything in the Retention Bonus and Severance Agreement and Release dated June 18, 1999, (the "Letter Agreement") to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Letter Agreement or otherwise, but determined without regard to any additional payments required under this Addendum) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Addendum, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

          (b) Subject to the provisions of (c) below, all determinations required to be made under this Addendum, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Addendum, shall be paid by the Company to the
Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to (c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter

F:A\forms\RetentionBonusLetter - Tier I.doc period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii)cooperate with the Company in good faith to effectively contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of such taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section (c) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section (c) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section (c) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and

F:A\forms\RetentionBonusLetter - Tier I.doc shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          The provisions of this Addendum apply to all payments and distributions made by the Company for the benefit of Executive that are considered to be contingent on the "change of control" that occurs for purposes of Sections 280G and 4999 of the Code in connection with or relating to the merger involving Albertson's and American Stores Company and under the Letter Agreement. It does not extend to any other merger, acquisition or other transaction that Albertson's could enter into in the future.


























F:A\forms\RetentionBonusLetter - Tier I.doc

                                                                      Addendum B

                                 General Release


     I,  with  the  intention  of  binding  myself  and  my  heirs,   executors,
administrators and assigns, do hereby release, remise, acquit and forever discharge Albertson's, as it is defined in the Retention Bonus and Severance Agreement and Release, dated June 18, 1999 (the "Agreement") and its present and former officers, directors, employees, agents, attorneys, executives, affiliated companies, divisions, subsidiaries, successors, predecessors and assigns (collectively the "Released Parties"), of and from any and all prior or current employment contracts, agreements, arrangements, practices, policies or other statements or conduct; claims; actions; causes of action; demands; rights; damages; debts; sums of money; accounts; financial obligations; suits; expenses; attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which I, individually or as a member of a class, now have, own or hold, or have at any time heretofore had, owned or held, arising through the date hereof, against any Released Parties arising out of or in any way connected with my employment relationship with American Stores Company and/or any of its affiliates, including without limitation, any claims for severance or vacation benefits, unpaid wages, salary or incentive payment, breach of contract, wrongful discharge, impairment of economic opportunity, intentional infliction of emotional harm or other tort, or employment discrimination under any applicable federal, state or local statute, provision, order or regulation including, but not limited to, any claim under Title VII of the Civil Rights Act, the Federal Age Discrimination in Employment Act, the Americans With Disabilities Act and any similar or analogous state statute excepting only:

          A. those obligations of Albertson's payable under or contemplated by the Letter Agreement; and

          B. any rights to indemnification I may have under applicable corporate law, the by-laws or certificate of incorporation of American Stores Company, Albertson's, Inc., and/or any of their affiliates or as an insured under any Director's and Officer's liability insurance policy now or previously in force.

     I acknowledge and agree that I have not, with respect to any transaction or state of facts existing prior to the date of execution of this General Release, filed any complaints, charges or lawsuits against Albertson's, American Stores Company and/or any of their affiliates with any governmental agency or any court or tribunal.

     I further declare and represent that I have carefully read and fully understand the terms of this General Release and the Agreement, that I have been given not less than twenty-one (21) days to consider this General Release, that I have been advised to seek, and have had the opportunity to seek, the advice and assistance of counsel with regard to this General Release, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed and after due deliberate thought and action, accept the terms of and sign the same as my own free act.

     To the extent applicable to me, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and I do so understanding and acknowledging the significance and consequence of that waiver. Section 1542 of the Civil Code of the State of California states:


F:A\forms\RetentionBonusLetter - Tier I.doc

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     I understand  that I may revoke this General  Release  anytime within seven
(7) days of signing it and that the terms of this General Release will not be effective until the seven (7) day revocation period expires.



/s/  Peter L. Lynch
----------------------
Executive



STATE OF Idaho     )
                   )  SS.
COUNTY OF Ada      )



     On this 16th day of July, 1999, before me personally appeared Peter L. Lynch, to me known to be the person described in and who executed the General Release and acknowledged that he/she executed the same as his/her free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the Country and State aforesaid, the day and year first above written.



                                               /s/  Rose Marie Hansen
                                               -------------------------
                                               Notary Public


My Commission Expires:  12/27/04
















F:A\forms\RetentionBonusLetter - Tier I.doc
                                       11